Press Release	Source: LitFunding Corp.

LitFunding's Easy Money Express Signs Deal with M3 Internet Services Inc. to Provide Complete Backend Support

Wednesday July 19, 6:00 am ET

LAS VEGAS--(BUSINESS WIRE)--July 19, 2006--LitFunding Corp. (OTCBB: LFDG - News) announced today that its wholly owned subsidiary, Easy Money Express ("Easy Money"), has signed a service agreement with M3 Internet Services Inc. ("M3"), a South Dakota corporation, to provide the servicing of Easy Money's Internet-based payday loan business. Easy Money will operate online under the domain of www.Easy300.com.

According to Morton Reed, president of LitFunding Corp., "A key component of operating our payday loan business consists of an infrastructure, including hardware, software and management of the technologies required to track and account for the customer servicing and collections aspects of the business. The ability to utilize M3's existing online payday loan software to service our new business operations is intended to save us a significant amount of time and dollars in establishing this type of business."

Recently Easy Money entered into an agreement with Interactive Brand Development to provide Internet marketing to Interactive Brand's customer base, directing potential loan customers to Easy Money. Interactive Brand will also provide services and methods for providing customers with a debit card system for funding loans and further provide ancillary services and products to its customers.

About LitFunding Corp.

LFDG, until recently, has been specializing in the funding of litigation, through its wholly owned subsidiary LitFunding USA. Recently LFDG acquired 100% of Easy Money Express, a startup in the payday loan advance business, to provide an additional business model in the money lending business. Reed, president of LFDG, has indicated that since the company's exit from bankruptcy, it was important for the company to establish some additional lines of business which complement their lending money to litigants. "As a result of our recent acquisition of Easy Money, and the subsequent agreements entered into with Interactive Brand and M3, we are postured to commence operations under an entirely new business model which we are hopeful will provide some long-awaited benefits for our stockholders," stated Reed.

The statements in this press release regarding the benefits of the M3 Internet Services Inc. Service Agreement, the Interactive Brand Development agreement, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued ability of LFDG to provide its litigation funding services, amount of time and financial savings provided by using M3's software, the risks and uncertainties of entering into a new business, the costs of operations, delays, and any other difficulties related to LFDG's business operations, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements LFDG makes in this news release include market conditions and those set forth in reports or documents it files from time to time with the SEC. LFDG undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

LitFunding Corp., Las Vegas

Michelle DeMuth, 702-317-1610

Source: LitFunding Corp.